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                                                                    EXHIBIT 2(f)


                          SURRENDER AND CANCELLATION OF
                        NONEMPLOYEE DIRECTOR STOCK OPTION


Effective immediately prior to the Effective Time of the merger of First Michigan Bank Corporation with and into Huntington Bancshares Incorporated (the "Merger"), the stock option granted to the undersigned under the First Michigan 1997 Nonemployee Director Stock Option Plan shall be cancelled and become null and void and of no force or effect whatsoever. The undersigned further agrees not to exercise such stock option prior to the Effective Time of the Merger and any attempt to exercise such stock option prior to the Effective Time of the Merger shall be null and void. This agreement is made as an inducement to Huntington Bancshares Incorporated to execute and enter into the Merger and is done without payment, or the expectation of payment, to the undersigned of any consideration of any kind. If the Merger does not occur for any reason, the undersigned's stock option shall remain in full force and effect and shall be exercisable in accordance with its terms.



Dated:  May 5, 1997                    _____________________________
                                               [signature]